EX-99.23(j)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Managers of JNL Variable Fund LLC:


We consent to the use of our report dated February 23, 2009 incorporated herein by reference and to the references to our firm under the headings "FINANCIAL HIGHLIGHTS" in the Prospectus and "INVESTMENT ADVISOR, SUB-ADVISORS AND OTHER SERVICE PROVIDERS" in the Statement of Additional Information.


/s/ KPMG, LLP

Chicago, Illinois
March 23, 2009